Exhibit 99.(a)(i)

CERTIFICATE OF TRUST

of

Triloma EIG Global Energy Fund

(a Delaware Statutory Trust)

This Certificate of Trust of Triloma EIG Global Energy Fund (the “Trust”), dated as of March 10, 2015, is being duly executed and filed on behalf of the Trust by the undersigned, as the sole Trustee, for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1.                                      NAME. The name of the statutory trust formed by this Certificate of Trust is Triloma EIG Global Energy Fund.

2.                                      REGISTERED OFFICE AND REGISTERED AGENT.  The business address of the registered office of the Trust in the State of Delaware is and the name of the Trust’s registered agent at such address is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, DE 19904.

3.                                      EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.

4.                                      REGISTERED INVESTMENT COMPANY. The Trust will register as an investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of shares of beneficial interest of the Trust.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Barry L. Goff, not in his individual

capacity but as Trustee

By:	/s/ Barry L. Goff
Barry L. Goff